                                                                    EXHIBIT 10.8



                      EMPLOYMENT SEPARATION AGREEMENT AND
                        GENERAL RELEASE OF LEGAL RIGHTS


     This agreement and legal release ("Agreement") is entered into between Formus Communications, Inc., (hereinafter the "Company") and Osmo Hautanen. The purpose of this Agreement is to facilitate Mr. Hautanen's separation from employment with the Company by providing him with severance pay and other considerations in exchange for him giving up any legal rights he may have in connection with his employment and separation from employment.

                                  I. RECITALS

1. Mr. Hautanen is currently employed by the Company as its Chief Executive Officer pursuant to a letter agreement dated July 1, 1998 (the "Letter Agreement").

2. Mr. Hautanen and the Company also entered into a Stock Option Agreement dated July 1, 1998 (the "Stock Option Agreement").

3. Mr. Hautanen and the Company now desire to terminate their employer/employee relationship through this Agreement, to resolve completely any and all issues related to that relationship, to incorporate certain terms contained in the Letter Agreement, and to modify certain terms contained in the Stock Option Agreement.

                                 II. AGREEMENT


     In consideration of the promises set forth below, Mr. Hautanen and the Company agree as follows:

1. Resignation. Mr. Hautanen will resign his employment with the Company, and with any affiliate of the Company by which he may have been employed, including all officer and Board of Directors positions, with the exception of his position as a member of the Board of Directors of Formus Communications, Inc. Mr. Hautanen shall remain a member of the Company's Board of Directors subject to immediate removal at any time at the sole discretion of a majority of the other members of that board effective December 31, 1999 (the "Separation Date"). Mr. Hautanen's last day of work shall be December 1, 1999, and the time between this date and the Separation Date shall be deemed to be vacation. Mr. Hautanen agrees to execute and deliver any other documents and take any other actions reasonably requested by the Company to further evidence the transaction contemplated by this Agreement.

2. Severance Pay. The Company shall continue to pay Mr. Hautanen's salary in the gross amount of $420,000 per annum, less customary and required withholding in twenty-four equal payments on the Company's regularly scheduled pay dates, commencing January 1, 2000 and ending December 31, 2000 (the "Salary Continuation Period").

3. Benefits Continuation. In addition to the severance payments described above, Mr. Hautanen may elect to continue to participate in the Company's medical, dental and Long Term Disability plans for a maximum of eighteen months. If Mr. Hautanen elects to participate in these plans, the Company will continue to pay the same portion of the premium it pays on behalf of its regular employees for a period of twelve months, provided Mr. Hautanen continues to pay his share of these premiums. If Mr. Hautanen becomes eligible for medical, dental or Long Term Disability benefits through another employer, Mr. Hautanen will no longer be eligible to continue participating in the Company's plans, and if this occurs during the twelve-month period in which the Company is paying a portion of the premiums for Mr. Hautanen, the obligation of the Company to pay these premiums will cease.

4. Post Employment Office Support and Executive Coaching. The Company shall pay for administrative/secretarial office support and executive coaching assistance in an amount not to exceed $25,000, provided the assistance is obtained within twelve months following the Separation Date. Invoices for these services shall be sent directly to the Company and the Company shall pay the service provider directly as they are incurred.

5. Relocation Assistance. In the event Mr. Hautanen elects to relocate and sell his home in the Denver metropolitan area, the Company will pay reasonable and customary closing costs associated with the sale of that home, so long as the sale occurs within twelve months following the Separation Date.

6. Modification of Stock Option Agreements. Subject to approval by the
Company's Board of Directors, the Company and Mr. Hautanen hereby modify paragraphs 2, 3, 5(d) and 6(c) of the Stock Option Agreement as provided in this paragraph. As of the Separation Date, Mr. Hautanen shall become vested in an additional 250,000 shares, in addition to those in which he is vested pursuant to paragraph 2 of the Stock Option Agreement. The parties agree that as of the Separation Date, this acceleration of the vesting of the Option means that Mr. Hautanen shall be vested in 625,000 shares as of the Separation Date. As an Option Holder, as that term is defined in the Stock Option Agreement, Mr. Hautanen shall have the right to exercise the Options in which he is vested as of his Separation Date within five years following the date of his Separation but not thereafter, provided there is no change in control (as defined in paragraph 5 of the Stock Option Agreement) prior to the exercise of the Option. If a change in control or an underwritten public offering of the Common Stock of the Company that is registered under the Securities Act of 1933, as amended, occurs before the end of the five-year period, the Option shall terminate on the earlier of 90 days following the change in control or underwritten public offering of the Common Stock, or the end of the five-year period. If a change in control occurs within 365 days of the Separation Date, then Mr. Hautanen shall become vested in an additional portion of the Options in accordance with the schedule attached as Exhibit A. Paragraph 3 of the Stock Option Agreement will be modified as follows: The outstanding loan shall be repayable the earlier of (i) the date on which the Option Holder sells any of the stock secured by the load in an amount proportionate to the amount of the stock sold, and (ii) in its entirety, five years from the date of the loan, or
(iii) in its entirety within 90 days after Formus Communications stock becomes publicly traded. The parties agree that the exercise and ownership of any shares under the Stock Option Agreement shall be subject to all of the terms and conditions of the Employee Stockholders Agreement Dated August 1, 1997, a copy of which is attached as Exhibit C.

7. Confidential Information, Covenant Not to Compete, and Non-Solicitation. Mr. Hautanen acknowledges that paragraph 6 of the Letter Agreement imposes certain obligations on him regarding confidentiality, competition, discoveries and non-solicitation. Mr. Hautanen and the Company incorporate paragraph 6 of the Letter Agreement by reference, a copy of which is attached as Exhibit D, and acknowledge and agree that the obligations contained therein survive the termination of Mr. Hautanen's employment.

8. Approval of Press Release. Mr. Hautanen and the Company shall agree on the contents of a press release to be issued by the Company regarding Mr. Hautanen's separation from the Company.

9. Release of Legal Rights. (a) Mr. Hautanen, on behalf of himself, his heirs, successors and assigns, does hereby fully and forever release, relieve and discharge the Company, its affiliates, successors and assigns, and its former, present and future officers, directors, shareholders, agents, employees, insurors and representatives of and from any and all known claims, controversies, liabilities, demands, debts, causes of action, promises, acts, agreements, and damages of whatever kind or nature, whether negligent or intentional, known or unknown, common law or statutory, suspected or unsuspected, foreseen or unforeseen, now existing or hereafter arising, including particularly but not by way of limitation, all matters arising out of his employment with the Company or the termination thereof, EXCEPT for the rights and obligations contained in this Agreement and EXCEPT for the rights and obligations created by the Stock Option Agreements, as modified herein.

10. It is the intent of Mr. Hautanen to settle and compromise all possible claims addressed in this Agreement, now pending or based in whole or in part on acts or omissions whether or not expressly occurring prior to the effective date of this Agreement, or future effects of such acts or omissions, including but not limited to any civil rights claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Colorado Anti-Discrimination Act, the Equal Pay Act, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, and all other federal, state and local discrimination laws; any tort and contract claims including, but not limited to, claims for wrongful discharge, breach of implied contract, promissory estoppel, fraud, negligent misrepresentation, defamation, and negligent or intentional infliction of emotional distress; and all claims for compensation and benefits, other than those created by this Agreement.

11. Right to Revoke. Mr. Hautanen may revoke this Agreement within seven days following the Receipt Date by returning to the Company a copy of the first page of the Agreement on which he has written "rescinded," the date of his rescission and his signature.

12. References. Mr. Hautanen shall list only William Elsner, Bernard Dvorak and Derek Van Keuren as references in connection with any efforts to find alternative employment. In the event that Mr. Hautanen lists any other person as a reference, he shall be deemed to have agreed that the person or person so listed are personal references, and that neither the Company nor any of its affiliates shall be liable to information provided by them concerning Mr. Hautanen.

13. Confidentiality. Mr. Hautanen agrees that this Agreement is confidential and that he shall not disclose or reveal to any person the existence of this Agreement or its terms, other than to his tax consultant or legal advisor, who shall have agreed for the benefit of the Company, in writing, prior to disclosure to keep the information confidential. The Company likewise acknowledges that the terms of this Agreement are confidential, although the Company may disclose this Agreement to its auditors and shareholders and to potential investors in connection with their due diligence investigations.

14. No Admission. This Agreement shall not, under any circumstances, be construed as evidence of or an admission by either party as to the validity, nature or extent of any claims or evidence as to either party's positions, claims or defenses, it being the express intent of the parties to resolve all past and present disputes between them.

15. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors, including any trustee in bankruptcy, assigns, heirs, and personal representatives of the parties to this Agreement.

16. Integration. Other than as is specifically stated herein, this Agreement expresses the entire agreement of the parties hereto relative to the subject matter of this Agreement. All prior discussions and negotiations have been and are merged and integrated into and are superseded by this Agreement.

17. Counterparts and Facsimiles. This Agreement may be executed and delivered in counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts together shall constitute but one and the same instrument. Signatures made via facsimile shall be binding.

18. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

19. No Reliance. Mr. Hautanen acknowledges that he is not relying on any information provided to him by the Company, or on any obligation of the Company to provide information to him, in connection with his decision to execute this Agreement. Mr. Hautanen assumes all risk that the facts and law may be different than understood by him.

20. Severability. In the event that any material provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall be fully enforceable.

21. Modifications. This Agreement shall not be modified except in a writing signed by the parties or their authorized representatives.

22. Arbitration. Every dispute concerning, relating to or involving the enforcement, interpretation or effect of this agreement shall be resolved through binding arbitration to be conducted in the Denver, Colorado metropolitan area, pursuant to the rules of the American Arbitration Association, before a single arbitrator selected by agreement of the parties from a list provided by the American Arbitration Association, or as otherwise agreed. In the event the parties cannot agree on a single arbitrator, each party shall select one arbitrator who shall then jointly select a third arbitrator. This three-person panel shall then resolve the underlying dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

23. Miscellaneous. The parties represent, warrant and agree with each other that:

     o    this Agreement has been carefully read by the parties;

     o the contents of this Agreement are known and understood by the parties;

     o this Agreement is signed freely and willingly by each person executing this Agreement;

     o no promise has been made except as expressly set forth in this Agreement;

     o Mr. Hautanen has been advised to consult with his attorney prior to executing this Agreement; and

     o the Company gave Mr. Hautanen 21 days within which to consider this Agreement.


Nov. 30, 1999                                 /s/ OSMO HAUTANEN
-----------------------                       -----------------------------
Date                                          OSMO HAUTANEN


                                              FORMUS COMMUNICATIONS, INC.


11/30/99                                      By: /s/ BERNARD G. DVORAK
-----------------------                           -------------------------
Date

                                   EXHIBIT A

If Change of Control occurs between:         Total of 375,000 Unvested Options
                                             eligible for acceleration:

January 1, 2000-January 31, 2000             12/12ths

February 1, 2000 and February 29, 2000       11/12ths

March 1, 2000 and March 31, 2000             10/12ths

April 1, 2000 and April 30, 2000             9/12ths

May 1, 2000 and May 31, 2000                 8/12ths

June 1, 2000 and June 30, 2000               7/12ths

July 1, 2000 and July 31, 2000               6/12ths

August 1, 2000 and August 31, 2000           5/12ths

September 1, 2000 and September 30, 2000     4/12ths

October 1, 2000 and October 31, 2000         3/12ths

November 1, 2000 and November 30, 2000       2/12ths

December 1, 2000 and December 31, 2000       1/12th

After January 1, 2001                        0